EXHIBIT 99.1

ATMI Reports Fourth Quarter and 2011 Annual Financial Results

SDS Direct Transaction Included in Results

  Q4 2011 revenues $90.3 million; loss per diluted share $1.49, including a contract termination charge of $1.68 per diluted share for the SDS Direct transaction.
  FY2011 revenues $390.1 million; loss per diluted share $0.63, including a contract termination charge of $1.67 per diluted share for the SDS Direct transaction.

DANBURY, Conn., Feb. 1, 2012 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI) today reported financial results for the fourth quarter and year ended December 31, 2011, which included the effects of terminating a license, manufacturing, and distribution agreement associated with ATMI's proprietary Safe Delivery Source, or SDS®, gas storage and delivery system and related technologies, in exchange for a $95.0 million cash payment. ATMI recognized a one-time $84.6 million charge ($1.68 per diluted share) in the fourth quarter of 2011 associated with the contract termination. Additionally, as anticipated, revenues were unfavorably impacted by the transaction by $6.9 million, associated with the reversal of previously recognized product shipments into the prior distributor's channel, and inventory burn in regions where the distributor continues to sell product while ATMI secures the appropriate licenses and permits to fully conduct business, partially offset by incremental revenues from the transaction.

Revenues were $90.3 million for the fourth quarter of 2011, down 6% compared with $96.0 million in the fourth quarter of 2010, mainly because of the $6.9 million impact from the transaction noted above. The loss per diluted share of $1.49 includes the contract termination charge of $1.68 per diluted share and a $0.14 reduction in earnings per diluted share due to activities associated with the SDS Direct transaction. In the fourth quarter of 2010, earnings per diluted share were $0.43, including $0.24 per diluted share from an investment gain and net tax benefits.

For the year ended December 31, 2011, revenues were $390.1 million, after the $6.9 million reduction caused by the SDS Direct transaction as noted above, up 6% compared with $367.3 million in 2010. Loss per diluted share for 2011 was $0.63, including the contract termination charge of $1.67 per diluted share and a $0.15 reduction in earnings per diluted share associated with the SDS Direct transaction. In 2010, earnings per diluted share were $1.24, including $0.31 per diluted share in investment gains and net tax benefits.

The attached tables contain a reconciliation of the U.S. GAAP results to the non-GAAP measures of fourth quarter and full year 2011 results, excluding the impact from the SDS Direct transaction.

"2011 was a landmark year for ATMI, despite significant industry headwinds in the second half," said Doug Neugold, Chairman, Chief Executive Officer, and President. "We're excited to have completed our SDS Direct transaction, which gives ATMI control of all facets of the safety and productivity standard for implant gas delivery. The transition is progressing as expected and we have already begun to realize numerous benefits from interacting directly with our customers regarding SDS."

"In our leading-edge materials development and commercialization efforts, we have made significant progress with key customers. Our ability to apply great speed and insight to next-generation chip development programs — such as 28-nanometer — is paying off with deeper customer roadmap engagements and growing new product revenue streams. For 2012, although the weak wafer start trends of the second half have carried over to the first quarter, we anticipate revenue growth in excess of industry rates as we further leverage our development, manufacturing, logistics, and support capabilities."

"We generated strong growth in an environment where wafer starts only grew 1-3%, due to the adoption of our wet cleans products in the leading-edge chip generations and our single-use technologies in LifeSciences," said Tim Carlson, Chief Financial Officer. "Our full-year operating margins, excluding the impact from the SDS Direct transaction, improved 200 basis points over the prior year as we continue to leverage our global infrastructure."

"We ended 2011 with $114 million in cash and marketable securities, after spending $95 million for the SDS Direct transaction and $3 million for SDS inventories, giving us ample flexibility to pursue additional strategic growth opportunities. Despite the uncertainty in the macroeconomic environment and the anticipated softness in the first quarter, we are excited about our opportunities for growth given the incremental revenues and cash that are expected to be generated from the SDS Direct transaction and new product revenues in both our Microelectronics and LifeSciences product lines as our customers continue to ramp to volume production."

A conference call (dial-in: 877.766.0748) discussing the Company's financial results and business outlook will begin at 11:00 a.m. Eastern time, February 1, 2012. A replay of the call will be available for 48 hours at 855.859.2056 (access code 41878153). An audio webcast of the conference call will be available for 30 days on atmi.com.

About ATMI

ATMI, Inc. provides specialty semiconductor materials, and high-purity materials handling and delivery solutions designed to increase process efficiencies for the worldwide semiconductor, flat panel, and life sciences industries. For more information, please visit http://www.atmi.com.

ATMI, the ATMI logo, and SDS are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

Use of Non-GAAP Measures

ATMI believes that a breakdown, presented on an income statement line-item basis, of how the SDS Direct transaction contributed to the change in net income and other line items is useful to an understanding of the overall change in the consolidated results of operations for ATMI from one reporting period to another. ATMI presents such amounts related to the SDS Direct transaction in a separate column following the dollar amounts shown for the applicable period's results, booked in accordance with generally accepted accounting principles (GAAP), and then by presenting a third column showing the non-GAAP results excluding the effect of the SDS Direct transaction.

Forward Looking Statements

Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2012 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or ATMI's markets; competition, problems, or delays developing, commercializing, and delivering new products; customer-driven pricing pressure; potential loss of key customers; problems or delays in integrating acquired operations and businesses; uncertainty in the credit and financial markets; ability to protect ATMI's proprietary technology; and other factors described in ATMI's Form 10-K for the year ended December 31, 2010 and other subsequent filings with the Securities and Exchange Commission. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.

TABLES FOLLOW

ATMI, INC.
SUMMARY STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$90,330	$95,989	390,087	$367,256
Cost of revenues	47,804	50,886	205,957	191,248
Gross profit	42,526	45,103	184,130	176,008
Operating expenses:
Research and development	13,249	13,605	53,708	48,645
Selling, general, and administrative	21,323	22,886	83,546	85,425
Contract termination	84,590	--	84,590	--
Total operating expenses	119,162	36,491	221,844	134,070

Operating income (loss)	(76,636)	8,612	(37,714)	41,938

Other income (expense), net	(1,332)	5,694	(1,420)	8,689

Income (loss) before income taxes	(77,968)	14,306	(39,134)	50,627

Provision (benefit) for income taxes	(30,767)	541	(19,115)	11,121

Net income (loss)	($47,201)	$13,765	($20,019)	$39,506

Diluted earnings (loss) per share	($1.49)	$0.43	($0.63)	$1.24

Weighted average shares outstanding - diluted	31,709	32,043	31,703	31,895

ATMI, INC.
SUMMARY BALANCE SHEETS
(in thousands)

	December 31, 2011 (Unaudited)	December 31, 2010
Assets
Cash & marketable securities (1)	$110,155	$127,143
Accounts receivable, net	51,563	54,518
Inventories, net	73,622	62,832
Other current assets	35,848	38,507
Total current assets	271,188	283,000
Property, plant, and equipment, net	116,275	119,053
Marketable securities, non-current (1)	3,329	25,429
Other assets	122,894	106,107
Total assets	$513,686	$533,589

Liabilities and stockholders' equity
Accounts payable	$20,779	$21,045
Other current liabilities	24,177	25,692
Total current liabilities	44,956	46,737
Non-current liabilities	18,399	28,427
Stockholders' equity	450,331	458,425
Total liabilities & stockholders' equity	$513,686	$533,589

(1) Total cash and marketable securities equaled $113.5 million and $152.6 million at December 31, 2011 and December 31, 2010, respectively.

ATMI, INC.
RECONCILIATION OF U.S. GAAP to NON-GAAP RESULTS
(Non-GAAP Excludes Effects of SDS Direct Transaction)
(in millions, except per share data)*

	Q4				Full Year

	US GAAP 2011	SDS Direct 2011	Non- GAAP 2011	US GAAP 2010	US GAAP 2011	SDS Direct 2011	Non- GAAP 2011	US GAAP 2010

Revenues (1)	$90.3	($6.9)	$97.3	$96.0	$390.1	($6.9)	$397.0	$367.3

Cost of Revenues (2)	$47.8	($1.5)	$49.3	$50.9	$206.0	($1.5)	$207.4	$191.2

Gross Profit	$42.5	($5.5)	$48.0	$45.1	$184.1	($5.5)	$189.6	$176.0
% of Revenue	47.1%	78.9%	49.3%	47.0%	47.2%	78.9%	47.8%	47.9%

Operating Expense (3)	$119.2	$85.9	$33.2	$36.5	$221.8	$85.9	$135.9	$134.1

Operating Profit (Loss)	($76.6)	($91.4)	$14.7	$8.6	($37.7)	($91.4)	$53.7	$41.9
% of Revenue	(84.8%)		15.2%	9.0%	(9.7%)		13.5%	11.4%

Other Income/(Expense)	($1.3)	$0.0	($1.3)	$6.0	($0.8)	$0.0	($0.8)	$10.0

Income Taxes	($30.8)	($33.5)	$2.8	$0.5	($19.1)	($33.5)	$14.4	$11.1
Effective Tax Rate (4)	39.5%	36.7%	20.6%	3.8%	48.8%	36.7%	27.6%	22.0%

Equity Loss	($0.0)	$0.0	($0.0)	($0.3)	($0.6)	$0.0	($0.6)	($1.3)

Net Income (Loss)	($47.2)	($57.9)	$10.6	$13.8	($20.0)	($57.9)	$37.8	$39.5

EPS	(1.49)	(1.82)	0.33	0.43	(0.63)	(1.82)	1.17	1.24

Shares (5)	31.7	31.7	32.5	32.0	31.7	31.7	32.4	31.9

(1) - $6.9M adjustment for inventory repurchases/burn, net of incremental revenues realized
(2) - $1.5M adjustment for cost of inventory associated with repurchased inventory/inventory burn, partially offset by transition service costs and incremental costs on revenues realized.
(3) - $84.6M one-time contract termination charge and $1.3M of incremental operating expenses
(4) - $33.5M adjustment due to the net tax effect of the items above, at an effective tax rate of 36.7%
(5) - Difference due to dilutive effect of employee stock options and restricted shares on non-GAAP net income
* The table above contains certain immaterial differences in totals, due to effects of rounding

CONTACT: Dean Hamilton,
         Director, ATMI Investor Relations & Corporate Communications
         203.207.9349, Direct
         dhamilton@atmi.com